Exhibit 99.1

MetroPCS CFO to Assume New Role

For Immediate Release: March 16, 2004

Dallas, TX - MetroPCS, Inc. today announced that, effective immediately, Dennis G. Spickler has assumed the newly created position of Vice President, Business Development reporting to the Company’s President and Chairman of the Board, Roger D. Linquist. Michael N. Lavey, Vice President and Controller of MetroPCS, has been appointed interim Chief Financial Officer until a new Chief Financial Officer is appointed.

Mr. Spickler had served as MetroPCS’s Chief Financial Officer since 1996. “Dennis’s contributions as our CFO since its formative days has been a critical part of our success,” said Mr. Linquist. “We look forward to having Dennis focus on developing opportunities that capitalize on our unique business model.”

About MetroPCS Inc.

MetroPCS Inc., headquartered in Dallas, offers local wireless phone service to customers who live, work and play in and around the metropolitan areas of Atlanta, Miami, San Francisco and Sacramento. The Company holds 14 PCS licenses clustered in these markets with a total population of approximately 22.9 million. MetroPCS launched service in all of its markets in the first quarter of 2002, with the exception of the San Francisco market, which was launched in September 2002.

Cautionary Statement regarding forward-looking statements

A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. MetroPCS has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from MetroPCS’ current expectations regarding the relevant matter or subject area.

For more information visit www.metropcs.com

For further information contact:

Investor Relations

Suzi Sharp

214-265-2558

ssharp@metropcs.com

Media Relations

Diane McKenna

214-265-2595

dmckenna@metropcs.com